Exhibit 99.1

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Biofrontera, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Biofrontera, Inc. (the “Company”) as of December 31, 2022 and December 31, 2021, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

East Hanover, New Jersey

October 3, 2023

F-2

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$17,208	$24,545
Investment, related party	10,548	-
Accounts receivable, net	3,748	3,784
Other receivables, related party	3,658	8,647
Inventories	7,168	4,458
Prepaid expenses and other current assets	810	4,987

Total current assets	43,140	46,421

Other receivables long term, related party	2,813	2,813
Property and equipment, net	204	267
Operating lease right-of-use assets	1,375	-
Intangible asset, net	3,032	3,450
Other assets	320	268

Total assets	$50,884	$53,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,278	658
Accounts payable, related parties	1,312	282
Acquisition contract liabilities, net	6,942	3,242
Operating lease liabilities	498	-
Accrued expenses and other current liabilities	10,864	9,654

Total current liabilities	20,894	13,836

Long-term liabilities:
Acquisition contract liabilities, net	2,400	9,542
Warrant liabilities	2,843	12,854
Operating lease liabilities, non-current	848	-
Other liabilities	21	5,649

Total liabilities	27,006	41,881

Commitments and contingencies (see Note 24)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2022 and 2021	-	-
Common Stock, $0.001 par value, 15,000,000 shares authorized; 1,334,950 and 855,237 shares issued and outstanding as of December 31, 2022 and 2021	1	1
Additional paid-in capital	103,396	90,216
Accumulated deficit	(79,519)	(78,879)

Total stockholders’ equity	23,878	11,338

Total liabilities and stockholders’ equity	$50,884	$53,219

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

	December 31,
	2022	2021

Products revenues, net	$28,541	$24,043
Revenues, related party	133	57

Total revenues, net	28,674	24,100

Operating expenses
Cost of revenues, related party	14,618	12,222
Cost of revenues, other	567	520
Selling, general and administrative	35,137	36,512
Selling, general and administrative, related party	733	697
Restructuring costs	-	752
Change in fair value of contingent consideration	(3,800)	(1,402)

Total operating expenses	47,255	49,301

Loss from operations	(18,581)	(25,201)

Other income (expense)
Change in fair value of warrant liabilities	19,017	(12,801)
Warrant inducement expense	(2,629)	-
Change in fair value of investment, related party	1,747	-
Interest expense, net	(195)	(344)
Other income, net	33	689

Total other income (expense)	17,973	(12,456)

Loss before income taxes	(608)	(37,657)
Income tax expense	32	56

Net loss	$(640)	$(37,713)

Loss per common share:
Basic and diluted	$(0.61)	$(85.63)

Weighted-average common shares outstanding:
Basic and diluted	1,056,988	440,412

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

	Common Stock		Additional Paid-	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at December 31, 2020	400,000	$0	46,993	$(41,166)	$5,828
Issuance of common stock and warrants under IPO, net of issuance costs of $3.1 million	180,000	0	14,943	-	14,943
Issuance of common stock and warrants under private placement offering, net of issuance costs of $0.3 million	67,500	0	2,690	-	2,690
Exercise of common stock warrants	132,380	0	13,238	-	13,238
Exercise of pre-funded warrants	75,357	0	12,223	-	12,223
Stock-based compensation			129		129
Net loss	-	-	-	(37,713)	(37,713)
Balance at December 31, 2021	855,237	$1	$90,216	$(78,879)	$11,338
Issuance of common stock in exchange for investment, related party	157,402	0	3,683	-	3,683
Issuance of common stock and warrants under private placement, net of negligible issuance costs	92,500	0	117	-	117
Exercise of pre-funded warrants	78,450	0	2,842		2,842
Exercise of PIPE warrants	142,857	0	4,686	-	4,686
Issuance of shares for vested restricted stock units	8,504	-	-	-	-
Stock-based compensation	-	-	1,852	-	1,852
Net loss	-	-	-	(640)	(640)
Balance at December 31, 2022	1,334,950	$1	$103,396	$(79,519)	$23,878

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years ended December 31,
	2022	2021
Cash Flows From Operating Activities:

Net loss	$(640)	$(37,713)

Adjustments to reconcile net loss to cash flows used in operations

Depreciation	101	122
Amortization of right-of-use assets	653	-
Amortization of acquired intangible assets	418	418
Change in fair value of investment, related party	(1,747)	-
Change in fair value of contingent consideration	(3,800)	(1,402)
Change in fair value of warrant liabilities	(19,017)	12,801
Warrant inducement expense	2,629	-
Stock-based compensation	1,852	129
Provision for inventory obsolescence	100	33
Provision for doubtful accounts	106	44
Non-cash interest expense	358	358

Changes in operating assets and liabilities:
Accounts receivable	(70)	(612)
Other receivables, related party	4,990	(11,387)
Prepaid expenses and other assets	4,154	(3,809)
Inventories	(2,810)	2,592
Accounts payable and related party payables	912	(773)
Operating lease liabilities	(781)	-
Accrued expenses and other liabilities	(3,607)	12,484

Cash flows used in operating activities	(16,199)	(26,715)

Cash flows from investing activities
Purchases of investment, related party	(5,118)	-
Purchases of property and equipment	(38)	(11)

Cash flows used in investing activities	(5,156)	(11)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants upon initial public offering, net of issuance costs	-	14,943
Proceeds from issuance of common stock and warrants in private placement, net of issuance costs	9,391	14,995
Proceeds from exercise of warrants	4,630	13,253

Cash flows provided by financing activities	14,021	43,191

Net (decrease) increase in cash and cash equivalents	(7,334)	16,465
Cash, cash equivalents and restricted cash, at the beginning of the year	24,742	8,277

Cash, cash equivalents and restricted cash, at the end of the year	$17,408	$24,742

Supplemental disclosure of cash flow information
Interest paid	$1	$2
Income tax paid, net	$32	$56

Supplemental non-cash investing and financing activities
Conversion of warrant liability to equity in connection with exercise of warrants	$6,840	$12,208
Issuance of common shares in exchange for investment, related party	$3,683	$-
Addition of right-of-use assets in exchange for operating lease liabilities	$234	$-
Issuance costs included in accrued expenses and other liabilities	$-	$44
Non-cash purchase of fixed assets	$-	$8

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Notes to the Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

1. Organization and Business Overview

Biofrontera Inc., a Delaware Corporation, (the “Company” or “ Biofrontera”) is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (“PDT”) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions as well as impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the RhodoLED® lamp series, for PDT (when used together, “Ameluz® PDT”). In the United States, the PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the U.S. under an exclusive license and supply agreement (“Ameluz LSA”) with Biofrontera Pharma (“Pharma”) GmbH and Biofrontera Bioscience GmbH (together the “Ameluz Licensor”).

Our second prescription drug licensed product is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended (“Xepi LSA”) with Ferrer Internacional S.A. (“Ferrer”) that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc.(“Cutanea”). There has been limited revenue during the current reporting periods and recent developments with the third-party manufacturer that was providing our supply of Xepi® have resulted in further delays of our commercialization of the product. However, Ferrer is qualifying a new Contract manufacturer, Cambrex, which is expected to begin production early in 2024. Once the new third-party manufacturer is qualified, we expect the supply of Xepi® will meet our future market demand.

Biofrontera Inc. includes its wholly owned subsidiary Bio-FRI GmbH (“Bio-FRI”), a limited liability company organized under the laws of Germany. Our subsidiary, Bio-FRI was formed on February 9, 2022, as a German presence to facilitate our relationship with the Ameluz Licensor.

Liquidity and Going Concern

The Company’s primary sources of liquidity are its existing cash balances, cash collected from the sales of its products, and cash flows from financing transactions. During the year ended December 31, 2022, we received proceeds of $9.4 million from the issuance of common stock and warrants in a private placement, net of issuance costs, and $4.6 million from the exercise of common stock warrants (See Note 19. Stockholders’ Equity). As of December 31, 2022, we had cash and cash equivalents of $17.2 million, compared to $24.5 million as of December 31, 2021. Our unaudited estimated ending cash balance at September 30, 2023 was $3.1 million.

Since we commenced operations in 2015, we have generated significant losses and have incurred net cash outflows from operations of $16.2 million and $26.7 million for the years ended December 31, 2022 and 2021. The Company had an accumulated deficit as of December 31, 2022 of $79.5 million.

The Company’s short-term material cash requirements include working capital needs and satisfaction of contractual commitments, Maruho start-up payments of $7.3 million (see Note 3. Acquisition Contract Liabilities), and legal settlement expenses after reimbursement from Biofrontera AG (see Note 24, Commitments and Contingencies).

F-7

Additionally, we expect to continue to incur operating losses due to significant discretionary sales and marketing, medical affairs, and dermatology community outreach efforts as we seek to expand the commercialization of our licensed products in the United States. We also expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts. In addition, we expect to incur costs to continue to comply with corporate governance, regulatory reporting and other requirements applicable to us as a public company in the United States.

In connection with our assessment of going concern considerations under applicable accounting standards, the Company’s management has determined that substantial doubt exists about our ability to continue as a going concern for at least one year from the date these financial statements were issued.

The future viability of the Company is dependent on management’s plans to continue to execute its growth plan and raise additional capital or find alternative methods of financing to fund its operations until cash flow from operations is sufficient. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. No assurance can be given that the Company will be successful in these efforts. Accordingly, management has concluded that substantial doubt exists about the company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of these financial statements.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above. There could be a material adverse effect on the Company and its financial statements if management’s plans are not achieved on a timely basis.

2. Summary of Significant Accounting Policies

Basis for Preparation of the Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These consolidated financial statements include the accounts of our wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The information presented reflects the application of significant accounting policies described below.

All amounts shown in these financial statements and tables are in thousands and amounts in the notes are in millions, except percentages and per share and share amounts.

Segment Reporting

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker (determined to be the Chief Executive Officer) does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based on the Company’s operating results.

We operate in a single reporting segment, the commercialization of pharmaceutical products for the treatment of dermatological conditions and diseases within the U.S. All business operations focus on the products Ameluz®, including the complementary product BF-RhodoLED®, and Xepi®. We monitor and manage our business operations across these products collectively as one reporting segment.

Reverse Stock Split

On July 3, 2023 Biofrontera Inc. effected a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock began trading on the Nasdaq Capital Market on a post-split basis on July 5, 2023.

All information included in these consolidated financial statements has been adjusted, on a retrospective basis, to reflect the Reverse Stock Split as if it had been effective from the beginning of the earliest period presented, unless otherwise stated. All outstanding securities entitling their holders to purchase shares of Common Stock or acquire shares of Common Stock, including stock options, restricted stock units, and warrants, were adjusted as a result of the Reverse Stock Split, as required by the terms of those securities.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions by management that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities, as reported on the balance sheet date, and the reported amounts of revenues and expenses arising during the reporting period. The main areas in which assumptions, estimates and the exercising of judgment are appropriate relate to valuation allowances for receivables and inventory, valuation of contingent consideration and warrant liabilities, realization of intangible and other long-lived assets, product sales allowances and reserves, share-based payments and income taxes including deferred tax assets and liabilities. Estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. They are continuously reviewed but may vary from the actual values.

F-8

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution. At December 31, 2022, approximately $16.8 million of the Company’s cash balances were in excess of FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

Restricted Cash

Restricted cash consists primarily of deposits of cash collateral held in accordance with the terms of our corporate credit cards, in addition to one deposit held for a sublease (see Note 13. Statement of Cash Flows Reconciliation).

Investment, Related Party

The Company accounts for its investment, related party in accordance with ASC 321, Investments — Equity Securities (“ASC 321”). Equity securities, which are comprised of investments in common stock with a readily determinable fair value, are initially recorded at cost, plus transaction costs, and subsequently measured at fair value, based on quoted market prices, with the gains and losses reported in the Company’s consolidated statement of operations. As the fair value of the Company’s investments is reported in a foreign currency, the change in fair value attributable to changes in foreign exchange rates is included in other income, net in the consolidated statement of operations.

Accounts Receivable

Accounts receivables are reported at their net realizable value. Any value adjustments are booked directly against the relevant receivable. We have standard payment terms that generally require payment within approximately 30 to 90 days. Management performs ongoing credit evaluations of its customers. An allowance for potentially uncollectible accounts is provided based on history, economic conditions, and composition of the accounts receivable aging. In some cases, the Company makes allowances for specific customers based on these and other factors. Provisions for the allowance for doubtful accounts are recorded in selling, general and administrative expenses in the accompanying statements of operations.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivable and other receivables, related party. The Company maintains all of its cash and cash equivalents at a single accredited financial institution, in amounts that exceed federally insured limits. The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Concentrations of credit risk with respect to receivables, which are typically unsecured, are somewhat mitigated due to the wide variety of customers using our products. We monitor the financial performance and creditworthiness of our customers so that we can properly assess and respond to changes in their credit profile. We continue to monitor these conditions and assess their possible impact on our business.

Other receivables, related party consists of a receivable due from Biofrontera AG for its 50% share of a legal settlement and related costs for which they are jointly and severally liable for the total settlement amount. The Company has a contractual right to repayment of its share of the settlement payment from Biofrontera AG under the Settlement Allocation Agreement entered into on December 9, 2021, which provided that the settlement payments would first be made by the Company and then reimbursed by Biofrontera AG for its share. Although this receivable has credit risk, it is mitigated by the Settlement Allocation Agreement as amended on March 31, 2022, which provides certain remedies to the Company, if Biofrontera AG fails to make timely reimbursements, which the Company may implement in its sole discretion, including the ability to charge interest at a rate of 6.0% per annum for each day that any reimbursement is past due and the ability to offset any overdue reimbursement amounts against payments owed to Biofrontera AG by the Company (including amounts owed under the Company’s license and supply agreement for Ameluz®).

We are dependent on two suppliers, Biofrontera Pharma GmbH and Ferrer Internacional S.A., to supply drug products, including all underlying components, for our commercial efforts. These efforts could be adversely affected by a significant interruption in the supply of our finished products.

Inventories

Finished goods consist of pharmaceutical products purchased for resale and are stated at the lower of cost or net realizable value. Cost is calculated by applying the first-in-first-out method (FIFO). Inventory costs include the purchase price of finished goods and freight-in costs. The Company regularly reviews inventory quantities on hand and writes down to its net realizable value any inventory that it believes to be impaired. Management considers forecast demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

F-9

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is generally applied straight-line over the estimated useful life of assets. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the lease term. The estimated useful lives of property and equipment are:

Estimated Useful Life in Years
Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	3-5 years
Leasehold improvements	Shorter of estimated useful lives or the term of the lease
Machinery & equipment	3-4 years

The cost and accumulated depreciation of assets retired or sold are removed from the respective asset category, and any gain or loss is recognized in our statements of operations.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842), to enhance the transparency and comparability of financial reporting related to leasing arrangements. The Company adopted the standard effective January 1, 2022. Using the optional transition method, prior period financial statements have not been recast to reflect the new lease standard. The adoption of the new lease standard resulted in the addition of an operating lease right-of-use asset and an operating lease liability in the amount of $1.8 million to the consolidated balance sheet as of January 1, 2022.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate (“IBR”), which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Given the absence of an outstanding debt agreement, a synthetic credit rating analysis was used in estimating the Company’s IBR. Based on a synthetic credit rating of Ba3 and a term of 3.33 to six years, the IBR was determined to be 6% for lease liabilities at inception and 8.5% for 2022 lease liabilities. No adjustments to the right-of-use asset were required for items such as initial direct costs paid or incentives received.

The Company has elected to adopt the practical expedient provided in ASC 842 and not reassess leases that existed prior to the commencement date, 1). Whether any expired or existing contracts are or contain leases, 2). Lease classification, or 3). Initial indirect costs for any existing leases. The Company has elected to combine lease and non-lease components as a single component for certain asset classes, when applicable. Operating leases are recognized on the balance sheet as operating lease right-of-use assets, operating lease liabilities current and operating lease liabilities non-current. The Company also elected to utilize the short-term lease recognition exemption and for those leases that qualified, the Company did not recognize right-of-use assets or lease liabilities. These leases are recognized on a straight-line basis over the expected term.

Impairment of Long-Lived Assets

The Company considers whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use, including right-of-use assets, are present. To the extent indicators or impairment exist, the determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the asset, the assets are written down to their estimated fair values and the loss is recognized in the statements of operations. Refer to Note 12. Intangible Asset, Net.

Contingent Consideration

Contingent consideration in a business combination is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. For contingent consideration, management is responsible for determining the appropriate valuation model and estimated fair value, and in doing so, considers a number of factors, including information provided by an outside valuation advisor. Contingent consideration liabilities are reported at their estimated fair values based on probability-adjusted present values of the consideration expected to be paid, using significant inputs and estimates. Key assumptions used in these estimates include probability assessments with respect to the likelihood of achieving certain milestones and discount rates consistent with the level of risk of achievement. The fair value of contingent consideration liabilities are remeasured each reporting period, with changes in the fair value included in current operations. The remeasured liability amount could be significantly different from the amount at the acquisition date, resulting in material charges or credits in future reporting periods.

F-10

Contingencies

Loss contingency provisions are recorded if the potential loss from any claim, asserted or unasserted, or legal proceeding is considered probable, and the amount can be reasonably estimated or a range of loss can be determined. These accruals represent management’s best estimate of probable loss. Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. On a quarterly basis, we review the status of each significant matter and assess its potential financial exposure. Significant judgment is required in both the determination of probability and as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation and may change our estimates. Legal costs associated with legal proceedings are expensed when incurred.

Derivative Instruments

The Company accounts for common stock warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and Derivatives and Hedging (“ASC 815”). Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and are revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using the Black-Scholes-Merton (“BSM”) model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

At their issuance date in October 2021, the IPO Warrants (see Note 19. Stockholders’ Equity) were accounted for as equity as these instruments met all of the requirements for equity classification under ASC 815-40.

The Purchase Warrants issued in connection with the private placement offerings completed on December 1, 2021 and May 16, 2022 as well as the Inducement Warrants issued on July 26, 2022 were accounted for as liabilities as these warrants provide for a redemption right in the case of a fundamental transaction which fails the requirement of the indexation guidance under ASC 815-40. The resulting warrant liabilities are re-measured at each balance sheet date until their exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statement of operations. Refer to Note 4. Fair Value Measurements.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The three levels of the fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs using estimates or assumptions developed by the Company, which reflect those that a market participant would use in pricing the asset or liability.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable and start-up cost financing included in acquisition contract liabilities approximate their fair values, due to their short-term nature.

F-11

Revenue Recognition

The Company accounts for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. We recognize revenue when the customer obtains control of our product, which occurs at a point in time, typically upon delivery to the customer.

To determine revenue recognition, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when collectability of the consideration to which we are entitled in exchange for the goods or services we transfer to the customer is determined to be probable.

The Company realizes its revenue primarily through the sales of its Ameluz® product which are made directly to physicians, hospitals or other qualified healthcare providers. Sales are recognized, net of sales deductions, when ownership and control are transferred to the customer, which is generally upon delivery. Sales deductions include expected trade discounts and allowances, product returns, and government rebates. These discounts and allowances are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

Xepi® is sold directly to specialty pharmacies. Sales are recognized net of sales deductions when ownership and control are transferred to the customer, which is generally upon delivery. Sales deductions include expected returns, discounts and incentives such as payments made under patient assistance programs. These rebates are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

The payment terms for sales of our pharmaceutical products are generally short-term payment terms with the possibility of volume-based discounts, co-pay assistance discounts, or other rebates.

BF RhodoLED® is also sold directly to physicians, hospitals or other qualified healthcare providers through (i) direct sales or (ii) an evaluation period up to six-month for a fee, after which a customer can decide to purchase or return the lamp. For direct sales, revenue is recognized only after complete installation has taken place. As directed by the instruction manual, the lamp may only be used by the customer once it has been professionally installed. A final decision to purchase the lamps that are within the evaluation period does not need to be made until the end of the evaluation period. Lamps that are not returned at the end of the evaluation period are converted into sales in accordance with the contract terms. The Company generates immaterial revenues from the monthly fees during the evaluation period and from the sale of lamps at the end of the evaluation period.

Variable Consideration

Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which sales reserves are established and which result from discounts, rebates and other incentives that are offered within contracts between the Company and its customers. Components of variable consideration include trade discounts and allowances, product returns, government rebates, and other incentives such as patient co-pay assistance. Variable consideration is recorded on the balance sheet as either a reduction of accounts receivable, if expected to be claimed by a customer, or as a current liability, if expected to be payable to a third party other than a customer. Where appropriate, these estimates take into consideration relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. These reserves reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, and record any necessary adjustments in the period such variances become known.

F-12

Trade Discounts and Allowances – The Company provides customers with trade discounts, rebates, allowances and/or other incentives. The Company records estimates for these items as a reduction of revenue in the same period the revenue is recognized.

Government and Payor Rebates – The Company contracts with, or is subject to arrangements with, certain third-party payors, including pharmacy benefit managers and government agencies, for the payment of rebates with respect to utilization of its commercial products. The Company is also subject to discount and rebate obligations under state and federal Medicaid programs and Medicare. The Company records estimates for these discounts and rebates as a reduction of revenue in the same period the revenue is recognized.

Other Incentives – The Company maintains a co-pay assistance program which is intended to provide financial assistance to qualified patients with the cost of purchasing Xepi®. The Company estimates and records accruals for these incentives as a reduction of revenue in the period the revenue is recognized. The Company estimates amounts for co-pay assistance based upon the number of claims and the cost per claim that the Company expects to receive associated with products sold to customers but remaining in the distribution channel at the end of each reporting period.

Royalties

For arrangements that include sales-based royalties, the Company recognizes royalty expense at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). Royalty expense is recognized as cost of revenues.

Product Warranty

The Company generally provides a 36-month warranty for sales of BF-RhodoLED® for which estimated contractual warranty obligations are recorded as an expense at the time of installation. Customers do not have the option to purchase the warranty separately and the warranty does not provide the customer with a service beyond the assurance that BF-RhodoLED® complies with agreed-upon specifications. Therefore, the warranty is not considered to be a performance obligation. The lamps are subject to regulatory and quality standards. Future warranty costs are estimated based on historical product performance rates and related costs to repair given products. The accounting estimate related to product warranty expense involves judgment in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revisions to the estimated warranty liability would be required. Warranty expenses incurred in 2022 and 2021 were negligible and are recognized as selling, general and administrative expenses.

Contract Costs

Incremental costs of obtaining a contract with a customer may be recorded as an asset if the costs are expected to be recovered. As a practical expedient, we recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less. Sales commissions earned by the Company’s sales force are considered incremental costs of obtaining a contract. To date, we have expensed sales commissions as these costs are generally attributed to periods shorter than one year. Sales commissions are included in selling, general and administrative expenses.

Cost of Revenues

Cost of revenues is comprised of purchase costs of our products, third party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, and inventory adjustment due to expiring products, as well as sales-based royalties. Logistics and distribution costs totaled $0.5 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively.

F-13

Share-Based Compensation

The Company measures and recognizes share-based compensation expense for equity awards based on fair value at the grant date. The Company uses the Black-Scholes-Merton (“BSM”) option pricing model to calculate fair value of its stock option grants. The compensation cost for restricted stock awards is based on the closing price of the Company’s common stock on the date of grant. Share-based compensation expense recognized in the statements of operations is based on the period the services are performed and recognized as compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

The BSM option pricing model requires the input of subjective assumptions, including the risk-free interest rate, the expected volatility of the value of the Company’s common stock, and the expected term of the option. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the share-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

Risk-Free Interest Rate. The risk-free rate is based on the interest rate payable on United States Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

Expected Volatility. The Company based the volatility assumption on a weighted average of the peer group re-levered equity volatility with 80% weight and the warrant implied volatility with 20% weight. The peer group was developed based on companies in the biotechnology industry whose shares are publicly traded. Due to our limited historical data and the long-term nature of the awards, the peer group volatility was more heavily weighted.

Expected Term. The expected term represents the period of time that options are expected to be outstanding. Due to the lack of historical exercise data and given the plain vanilla nature of the options granted by the Company, the expected term is determined using the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”), whereby the expected life equals the average of the vesting term and the original contractual term.

Dividend Yield. The dividend yield is 0% as the Company has never declared or paid, and for the foreseeable future does not expect to declare or pay, a dividend on its common stock.

Foreign Currency Transactions

Transactions realized in currencies other than USD are reported using the exchange rate on the date of the transaction.

Selling, General and Administrative Expense

Selling, general and administrative expenses are primarily comprised of compensation and benefits associated with our sales force, commercial support personnel, personnel in executive and other administrative functions, as well as medical affairs professionals. Other selling, general and administrative expenses include marketing, advertising, and other commercial costs to support the commercial operation of our product and professional fees for legal, consulting, and other general and administrative costs.

Advertising costs are expensed as incurred. For the years ended December 31, 2022 and 2021, advertising costs totaled $0.1 million and $0.5 million, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

F-14

Net Loss per Share

Basic and diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. When the effects are not anti-dilutive, diluted earnings per share is computed by dividing the Company’s net income attributable to common stockholders by the weighted average number of common shares outstanding and the impact of all dilutive potential common shares outstanding during the period, including stock options, restricted stock units, and warrants, using the treasury stock method.

Recently Issued Accounting Pronouncements

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to record expected credit losses for certain financial instruments, including trade receivables, as an allowance that reflects the entity’s current estimate of credit losses expected to be incurred. The new standard was effective for us on January 1, 2023, and did not have a material effect on our consolidated financial statements.

3. Acquisition Contract Liabilities

On March 25, 2019, we entered into an agreement (as amended, the “Share Purchase Agreement”) with Maruho Co, Ltd. (“Maruho”) to acquire 100% of the shares of Cutanea Life Sciences, Inc. (“Cutanea”). As of the date of the acquisition, Maruho Co, Ltd. Owned approximately 29.9% of Biofrontera AG through its fully owned subsidiary Maruho Deutschland GmbH. Biofrontera AG is our former parent, and currently a significant shareholder.

Pursuant to the Share Purchase Agreement, Maruho agreed to provide $7.3 million in start-up cost financing for Cutanea’s redesigned business activities (“start-up costs”). These start-up costs are to be paid back to Maruho by the end of 2023 in accordance with contractual obligations related to an earn-out arrangement. In addition, as part of the earn-out arrangement with Maruho, the product profit amount from the sale of Cutanea products as defined in the share purchase agreement will be shared equally between Maruho and Biofrontera until 2030 (“contingent consideration”).

In connection with this acquisition in 2019, we recorded the $7.3 million in start-up cost financing (See Note 24, Commitments and Contingencies- Cutanea payments), a $1.7 million contract asset related to the benefit associated with the non-interest bearing start-up cost financing and $6.5 million of contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho.

The contract asset related to the start-up cost financing is amortized on a straight-line basis using a 6.0% interest rate over the 57-month term of the financing arrangement, which ends on December 31, 2023. The contract asset is shown net of the related start-up cost financing within acquisition contract liabilities, net.

The contingent consideration was recorded at acquisition-date fair value using a Monte Carlo simulation with an assumed discount rate of 6.0% over the applicable term. The contingent consideration is recorded within acquisition contract liabilities, net. The amount of contingent consideration that could be payable is not subject to a cap under the agreement. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period utilizing a scenario-based method.

Acquisition contract liabilities, net consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Short-term acquisition contract liabilities:
Start-up cost financing	7,300	3,600
Contract asset	(358)	(358)
Acquisition contract liabilities, net	$6,942	$3,242

Long-term acquisition contract liabilities:
Contingent consideration	$2,400	$6,200
Start-up cost financing	-	3,700
Contract asset	-	(358)
Acquisition contract liabilities, net	$2,400	$9,542

Total acquisition contract liabilities:
Contingent consideration	$2,400	$6,200
Start-up cost financing	7,300	7,300
Contract asset	(358)	(716)
Total acquisition contract liabilities, net	$9,342	$12,784

F-15

4. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

(in thousands)	Level	December 31, 2022	December 31, 2021

Assets:
Investment, related party	1	$10,548	$-
Liabilities:
Contingent Consideration	3	$2,400	$6,200
Warrant liability – 2021 Purchase Warrants	3	$-	$12,854
Warrant liability – 2022 Purchase Warrants	3	$1,129	$-
Warrant liability – 2022 Inducement Warrants	3	$1,714	$-

Investment, related party

As of December 31, 2022, the Company had investments in common stock of Biofrontera AG, a significant shareholder. The fair value of these investments was determined with Level 1 inputs through references to quoted market prices. See Notes 6 and 17.

Contingent Consideration

Contingent consideration, which relates to the estimated profits from the sale of Cutanea products to be shared equally with Maruho, is reflected at fair value within acquisition contract liabilities, net on the consolidated balance sheets. The fair value is based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The valuation of the contingent consideration utilizes a scenario-based method under which a set of payoffs are calculated using the term of the earnout, projections, and an appropriate metric risk premium. These payoffs are then discounted back from the payment date to the valuation date using a payment discount rate. Finally, the discounted payments are summed together to arrive at the value of the contingent consideration. The scenario-based method incorporates the following key assumptions: (i) the forecasted product profit amounts, (ii) the remaining contractual term, (iii) a metric risk premium, and (iv) a payment discount rate. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period.

F-16

The following table provides a roll forward of the fair value of the contingent consideration:

(in thousands)
Balance at December 31, 2020	$7,602
Change in fair value of contingent consideration	(1,402)
Balance at December 31, 2021	$6,200
Change in fair value of contingent consideration	(3,800)
Balance at December 31, 2022	$2,400

The decrease in fair value of the contingent consideration in the amount of $(3.8) million and $(1.4) million during the years ended December 31, 2022 and 2021 was recorded in operating expenses in the statements of operations.

Warrant Liabilities

The Purchase and Inducement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statement of operations.

Given the nominal strike price of $0.001, the fair value of the Pre-funded Warrant was deemed to be equal to the market price of the underlying common stock at issuance and at each reporting period and is considered a level 2 liability. The Pre-funded Warrant was issued and exercised within the same year and therefore is not reflected in the ending balance.

The Company utilizes a Black-Scholes option pricing model to estimate the fair value of the Purchase and Inducement Warrants which is considered a Level 3 fair value measurement. Certain inputs utilized in our Black-Scholes pricing model may fluctuate in future periods based upon factors which are outside of the Company’s control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of our warrant liabilities which could also result in material non-cash gain or loss being reported in our consolidated statement of operations.

The fair value at issuance was estimated using a Black-Scholes pricing model based on the following assumptions at December 1, 2021 for the 2021 Purchase Warrants, May 16, 2022 for the Purchase Warrants and July 26, 2022 for the Inducement Warrants:

	2021 Purchase	Purchase	Inducement
Stock price	$86.60	$52.40	$32.80
Expiration term (in years)	5	5.50	4.34
Volatility	60.0%	65.0%	70.0%
Risk-free Rate	1.15%	2.83%	2.84%
Dividend yield	0.0%	0.0%	0.0%

The fair value was estimated using Black-Scholes pricing model based on the following assumptions as of December 31, 2021:

2021 Purchase
Stock price	$150.40
Expiration term (in years)	4.92
Volatility	60.0%
Risk-free Rate	1.25%
Dividend yield	0.0%

The fair value was estimated using Black-Scholes pricing model based on the following assumptions as of December 31, 2022 (outstanding warrants were all issued during 2022):

	Purchase	Inducement
Stock price	$18.40	$18.40
Expiration term (in years)	4.88	3.92
Volatility	70%	75%
Risk-free Rate	3.96%	4.07%
Dividend yield	0.0%	0.0%

F-17

The following table presents the changes in the warrant liabilities measured at fair value (in thousands):

	December 31, 2022	December 31, 2021
Fair value at beginning of year	$12,854	$-
Issuance of new warrants	13,217	12,261
Exercise of warrants	(6,840)	(12,208)
Change in fair value of warrant liability	(19,017)	12,801
Warrant inducement expense	2,629	-
Fair value at end of year	$2,843	12,854

5. Revenue

We generate revenue primarily through the sales of our products Ameluz®, BF-RhodoLED® lamps and Xepi®. Revenue from the sales of our BF-RhodoLED® lamp and Xepi® are relatively insignificant compared with the revenues generated through our sales of Ameluz®.

Related party revenue relates to an agreement with Biofrontera Bioscience GmbH (“Bioscience”) for BF-RhodoLED® leasing and installation service. Refer to Note 17, Related Party Transactions.

An analysis of the changes in product revenue allowances and reserves is summarized as follows:

		Co-pay	Prompt	Government
		assistance	pay	and payor
(in thousands):	Returns	program	discounts	rebates	Total
Balance at December 31, 2020	$217	$52	$15	$43	$327
Provision related to current period sales	6	423	40	168	637
Credit or payments made during the period	(180)	(374)	(7)	(157)	(718)
Balance at December 31, 2021	$43	$101	$48	$54	$246
Provision related to current period sales	10	574	19	210	813
Credit or payments made during the period	(5)	(666)	(62)	(244)	(977)
Balance at December 31, 2022	$48	$9	$5	$20	$82

6. Investment, Related Party

On October 25, 2022, the Company entered into private exchange agreements with certain holders of options to acquire common shares, nominal value €1.00 per share, of Biofrontera AG (“AG Options), a German stock corporation and significant shareholder of the Company, pursuant to which the parties agreed to a negotiated private exchange of 157,042 shares of the Company’s common stock in exchange for the AG Options. There was no additional cost to exercise the AG Options. On November 8, 2022, the Company exercised the AG options in full to acquire 2,623,365 shares of Biofrontera AG. In addition, the Company purchased an additional 3,843,581 common shares of Biofrontera AG for a total of 6,446,946 shares or approximately 10% of Biofrontera AG’s outstanding common shares as of December 31, 2022. These shares were not fully in our control to vote or dispose of as they were note held in a brokerage account registered in our name, however, we are currently engaged with advisors to transfer such share to our brokerage account. Equity securities gains and losses include unrealized gains and losses from changes in fair values during the period on equity securities we still own, as well as gains and losses on securities we sold during the period. There were no proceeds from sales of equity securities during the twelve months ended December 31, 2022.

7. Accounts Receivable, net

Accounts receivable are mainly attributable to the sale of Ameluz®, the BF-RhodoLED® and Xepi®. It is expected that all trade receivables will be settled within twelve months of the balance sheet date.

The allowance for doubtful accounts was $0.1 million and negligible as of December 31, 2022 and 2021, respectively.

F-18

8. Other Receivables, Related Party

As of December 31, 2022, the Company has a receivable of $6.5 million ($3.7 short term and $2.8 long-term) due from the Biofrontera Group of which $6.4 million is due from Biofrontera AG for its 50% share of the balance of a legal settlement for which both parties are jointly and severally liable (refer to Note 24 Commitments and Contingencies). The Company’s receivable balance from Biofrontera AG related to the legal settlement as of December 31, 2021 was $11.3 million, with $2.8 million in long-term. The Company has a contractual right to repayment of its share of the settlement payments, plus interest and other miscellaneous settlement costs, from Biofrontera AG under the Settlement Allocation Agreement entered into on December 9, 2021 and as amended on March 31, 2022, which provides that the settlement payments would first be made by the Company and then reimbursed by Biofrontera AG for its share. The March 31, 2022 Amended Settlement Allocation Agreement provides certain remedies to the Company, if Biofrontera AG fails to make timely reimbursements, which the Company may implement in its sole discretion, including the ability to charge interest at a rate of 6.0% per annum for each day that any reimbursement is past due and the ability to offset any overdue reimbursement amounts against payments owed to Biofrontera AG by the Company (including amounts owed under the Company’s license and supply agreement for Ameluz®). As such, no reserve for the receivable was deemed necessary as of December 31, 2022 or December 31, 2021.

9. Inventories

Inventories are comprised of Ameluz®, Xepi® and the BF-RhodoLED® finished products.

The provision related to BF-RhodoLED® devices was $0.1 million for the year ended December 31, 2022, and negligible for the year ended December 31, 2021. The provision for Xepi® inventory obsolescence was negligible for the year ended December 31, 2022 and $0.3 million for the year ended December 31, 2021. There was no provision relating to Ameluz in either year.

10. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Receivable for common stock warrants proceeds	$-	$3,258
Prepaid expenses	439	$824
Security deposits	85	149
Other	286	756
Total	$810	$4,987

11. Property and Equipment, Net

Property and equipment, net consists of the following:

(in thousands)	December 31, 2022	December 31, 2021
Computer equipment	$89	$85
Computer software	27	27
Furniture & fixtures	81	81
Leasehold improvement	368	368
Machinery & equipment	146	112
Property and equipment, gross	711	673
Less: Accumulated depreciation	(507)	(406)
Property and equipment, net	$204	$267

Depreciation expense was $0.1 million for each of the years ended December 31, 2022, and 2021, respectively, which was included in selling, general and administrative expense on the consolidated statements of operations.

F-19

12. Intangible Asset, Net

Intangible asset, net consists of the following:

(in thousands)	December 31, 2022	December 31, 2021
Xepi® license	$4,600	$4,600
Less: Accumulated amortization	(1,568)	(1,150)
Intangible asset, net	$3,032	$3,450

The Xepi® license intangible asset was recorded at acquisition-date fair value of $4.6 million and is amortized on a straight-line basis over the useful life of 11 years. Amortization expense was $0.4 million for each the years ended December 31, 2022 and 2021.

We review the Xepi® license intangible asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. In October 2022, upon receiving notification of third-party manufacturing delays that impacted the timing of sales expansion and improved market positioning of the Xepi® product, we deemed it necessary to assess the recoverability of our Xepi® asset group. Future cash flows were estimated over the expected remaining useful life of the asset group and, on an undiscounted basis, the expected cash flows exceeded the carrying amount of the asset group.

13. Statement of Cash Flows Reconciliation

The following table provides a reconciliation of cash, cash equivalents, and restricted cash that sum to the total shown in the statements of cash flows:

(in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$17,208	$24,545
Short-term restricted cash	-	47
Long-term restricted cash	200	150
Total cash and cash equivalent, and restricted cash shown on the statements of cash flows	$17,408	$24,742

Short-term and long-term restricted cash were recorded in prepaid expenses and other current assets, and other assets, respectively, in the consolidated balance sheet.

14. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Legal settlement (See Note 24)	$6,207	$5,625
Employee compensation and benefits	2,850	2,384
Professional fees	1,353	570
Product revenue allowances and reserves	82	246
Other	372	829
Total	$10,864	$9,654

15. Other Long-Term Liabilities

Other long-term liabilities consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Legal settlement – noncurrent (See Note 24)	$-	$5,625
Other	21	24
Total	$21	$5,649

F-20

16. Income Taxes

As a result of the net losses, we have incurred in each fiscal year since inception, we have recorded no provision for federal income taxes for the years ended December 31, 2022 and December 31, 2021. Income tax expense incurred in 2022 and 2021 relates to state income taxes. At December 31, 2022 and December 31, 2021, the Company had no unrecognized tax benefits.

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2022	2021

Income tax computed at federal statutory tax rate	21.00%	21.00%
State taxes	(5.85)%	(0.09)%
Permanent differences – non-deductible expenses	(37.93)%	(1.03)%
Change in fair value of contingent consideration	133.62%	0.78%
Change in fair value of warrant liabilities	576.27%	(7.13)%
True-ups	(7.42)%	-
Change in valuation allowance	(685.54)%	(13.62)%
Effective income tax rate	(5.85)%	(0.09)%

The principal components of the Company’s deferred tax assets and liabilities consist of the following at December 31, 2022 and 2021:

(in thousands)	December 31, 2022	December 31, 2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$30,450	$24,307
Intangible assets	4,824	5,132
Acquisition contract liabilities	(96)	(187)
Property and equipment	123	103
Accrued expenses and reserves	890	1,693
Stock based compensation	449	-
Lease liability	361	-
Other	-	6
ROU asset	(369)	-
Investment revaluation	(469)	-
Total deferred tax assets	36,163	31,054
Less valuation allowance	(36,163)	(31,054)
Net deferred taxes	$-	$-

The Company has had no federal income tax expense due to operating losses incurred since inception. The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During 2022, the valuation allowance increased by $5.1 million, primarily due to the increase in the Company’s net operating loss carryforwards during the period.

F-21

As of December 31, 2022, the Company had approximately $123.4 million and $89.2 million of Federal and state net operating loss carryforwards, respectively. $113.8 million of the federal NOLs are not subject to expiration and the remaining NOLs begin to expire in 2036. These loss carryforwards are available to reduce future federal taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. The amount of loss carryforwards that may be utilized in any future period may be limited based upon changes in the ownership of the Company’s shareholders.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. As of December 31, 2022, the Company has not recorded any amounts for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of operations. As of December 31, 2022 the Company had no reserves for uncertain tax positions. For the year ended December 31, 2022 no estimated interest or penalties were recognized on uncertain tax positions.

The Company’s tax returns 2019 through 2022 remain open and subject to examination by the Internal Revenue Service and state taxing authorities. Net operating loss carryovers from earlier years are also subject to exam and adjustment.

17. Related Party Transactions

License and Supply Agreement

On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we pay per unit will be based upon our sales history. As a result of this amendment, the purchase price we pay the Ameluz Licensor for Ameluz® will be determined in the following manner:

●	fifty percent of the anticipated net price per unit until we generate $30 million in revenue from sales of the products we license from the Ameluz Licensor during a given Commercial Year (as defined in the Ameluz LSA);

●	forty percent of the anticipated net price per unit for all revenues we generate between $30 million and $50 million from sales of the products we license from the Ameluz Licensor; and

●	thirty percent of the anticipated net price per unit for all revenues we generate above $50 million from sales of the products we license from the Ameluz Licensor.

Under the agreement, the Company obtained an exclusive, non-transferable license to use Pharma’s technology to market and sell the licensed products, Ameluz® and BF-RhodoLED® and must purchase the licensed products exclusively from Pharma. There was no consideration paid for the transfer of the license.

Purchases of the licensed products from Pharma during the years ended December 31, 2022 and 2021 were $16.6 million and $9.4 million, respectively, and recorded in inventories in the consolidated balance sheets, and, when sold, in cost of revenues, related party in the consolidated statements of operations. Amounts due and payable to Pharma as of December 31, 2022 and 2021 were $1.3 million and $0.3 million, respectively, which were recorded in accounts payable, related parties in the consolidated balance sheets.

F-22

Service Agreements

In December 2021, we entered into an Amended and Restated Master Contract Services Agreement, or “Services Agreement”, which provides for the execution of statements of work that will replace the applicable provisions of our previous intercompany services agreement dated January 1, 2016, or 2016 Services Agreement, by and among us, Biofrontera AG, Biofrontera Pharma and Biofrontera Bioscience, enabling us to continue to use the IT resources of Biofrontera AG and its wholly owned subsidiaries (the “Biofrontera Group”) as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, pharmacovigilance, and investor relations services, and are continuously assessing the other services historically provided to us by Biofrontera AG to determine 1) if they will be needed, and 2) whether they can or should be obtained from other third-party providers. Expenses related to the service agreement were $0.7 million and $0.7 million for the years ended December 31, 2022 and 2021, which were recorded in selling, general and administrative, related party. Amounts due to Biofrontera AG related to the service agreement were $0.2 million as of December 31, 2022 and 2021, which were recorded in accounts payable, related parties in the consolidated balance sheets.

Clinical Lamp Lease Agreement

On August 1, 2018, the Company executed a clinical lamp lease agreement with Biofrontera Bioscience GmbH (“Bioscience”) to provide lamps and associated services.

Total revenue related to the clinical lamp lease agreements was approximately $0.1 million for each of the years ended December 31, 2022 and 2021 and recorded as revenues, related party. Amounts due from Bioscience for clinical lamp and other reimbursements were approximately $0.1 million for each of the years ended December 31, 2022 and 2021, which were recorded as accounts receivable, related party in the consolidated balance sheets.

Reimbursements from Maruho Related to Cutanea Acquisition

Pursuant to the Cutanea acquisition share purchase agreement, we received start-up cost financing and reimbursements for certain costs. These restructuring costs Maruho agreed to pay are referred to as “SPA costs” under the arrangement and are to be accounted for as other income. There were no amounts reimbursed relating to SPA costs for the year ended December 31, 2022. For the year ended December 31, 2021 the amounts reimbursed relating to SPA costs were $0.5 million and were recorded as other income in the consolidated statements of operations as the related expenses were incurred. There were no amounts due from Maruho for the year ended December 31, 2022. The amounts due from Maruho, primarily relating to SPA cost reimbursements, were $0.1 million as of December 31, 2021 and were recorded in other receivables, related parties in the consolidated balance sheets.

Others

The Company has recorded a receivable of $6.4 million and $11.3 million as of December 31, 2022 and December 31, 2021 due from Biofrontera AG for its 50% share of the balance of a legal settlement for which both parties are jointly and severally liable as of December 31, 2022. Refer to Note 8, Other Receivables, Related Party. The Company has recognized $0.1 and $0.0 million of interest income for the years ended December 31, 2022 and 2021, respectively in connection with this receivable.

As of December 31, 2022, our investment, related party valued at $10.5 million consists of 6,466,949 common shares of Biofrontera AG, a significant shareholder. See Note 6. In accordance with a Share Purchase and Transfer Agreement dated, November 3, 2022, the Company purchased approximately 1,674,996 shares (of the total 6,466,946 shares) for $1.7 million from Maruho.

F-23

18. Restructuring costs

We restructured the business of Cutanea and incurred restructuring costs which are subsequently reimbursed by Maruho. Restructuring costs primarily relate to the winding down of Cutanea’s operations. There were no restructuring costs for the year ended December 31, 2022. For the year ended December 31, 2021, restructuring costs were incurred in the amount of $0.8 million, of which $0.5 million had been reimbursed in 2021.

19. Stockholders’ Equity

Under the Company’s amended and restated certificate of incorporation, dated December 21, 2020, the Company is authorized to issue 15,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share. See Note 2. Summary of Significant Accounting Policies and Note 26. Subsequent Events for information and disclosures relating to adjustments related to the Reverse Stock Split.

The holders of common stock are entitled to one vote for each share held. Common stockholders are not entitled to receive dividends, unless declared by the Board of Directors. The Company has not declared dividends since inception. In the event of liquidation of the Company, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Initial Public Offering. On November 2, 2021, the Company completed its initial public offering (“IPO”) of 180,000 units (“Units”) each consisting of (i) one share of common stock of the Company, par value $0.001 per share and (ii) one warrant (the “IPO Warrants”). Every 20 warrants will be exercisable for one share of Common Stock at an exercise price of $100.00 per share of Common Stock. The IPO Warrants are immediately exercisable upon issuance for a period of five years after the issuance date. The common stock shares and Warrants were issued separately in the offering and may be transferred separately immediately upon issuance. The Units were sold at a price of $100.00 per Unit, with gross proceeds from the IPO of approximately $18 million, offset by $3.1 million in offering costs.

At the IPO date, the underwriters also exercised in full their option to purchase up to an additional 27,000 IPO Warrants at the purchase price of $0.20 per Warrant to cover over-allotments.

In connection with the IPO, the Company also issued to the underwriters Unit Purchase Options (“UPO”) to purchase, in the aggregate, (a) 5,400 Units and (b) 810 Warrants (relating to the underwriters’ exercise of the over-allotment option in full, with respect to the Warrants). The UPOs have an exercise price of $125.00 if exercisable for Units and $0.25 if exercisable for Warrants. The UPOs are exercisable at any time from October 28, 2021 (“Effective Date”) through the 5th anniversary of the Effective Date.

The UPOs issued to the underwriters were accounted for as equity under ASC 718, Compensation -Stock Compensation (“ASC 718”). The fair value of the UPOs, which were fully vested at the issuance date, was recognized as an offering cost against the proceeds from the IPO. The estimated fair value of the UPO Units of $0.3 million at the IPO date was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $99, expected volatility of 60.0%, risk free rate of 1.15%, remaining contractual term of 5 years and a dividend yield of 0%. The estimated fair value of the UPO Warrants of $21,000 at the IPO date was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $25.80, expected volatility of 60.0%, risk free rate of 1.15%, remaining contractual term of 5 years and a dividend yield of 0%.

Private Placement – On December 1, 2021, the Company settled the private placement in connection with a securities purchase agreement dated November 29, 2021 (“December 2021 PIPE”). In the December 2021 PIPE, the Company issued for the gross cash receipts of $15,000,000 (i) 67,500 shares of the common stock, (ii) a warrant to purchase up to 142,857 shares of the common stock (“Purchase Warrant”) and (iii) a warrant to purchase up to 75,357 shares of the common stock (“Pre-Funded Warrant”). Each of the Purchase Warrant and the Pre-Funded Warrant is exercisable immediately and has an exercise term of five years and an exercise price of: (a) $105.00 per share with respect to the Purchase Warrant and (b) a nominal exercise price of $0.002 per share with respect to the Pre-Funded Warrant. The shares of common stock and the accompanying warrants were issued separately and were immediately separable upon issuance. The combined purchase price for one share of common stock and one Purchase Warrant was $105.00 and the combined purchase price for one Pre-Funded Warrant and one common warrant was $104.80.

F-24

On December 28, 2021, 75,357 common stock shares were issued from the exercise of the Pre-Funded Warrant at an exercise price of $0.002 per share of the Company’s common stock.

In connection with the December 2021 PIPE, the Company, issued Unit Purchase Options (“PP-UPO”) to the placement agents to purchase, in the aggregate, (a) 4,286 Units, consisting of one share of common stock and one warrant to purchase common stock. The PP-UPOs have an exercise price of $131.20 and are exercisable at any time for the period of 5 years.

The PP-UPOs issued to the underwriters were accounted for under ASC 718, Compensation -Stock Compensation (“ASC 718”). The fair value of the PP-UPOs, which were fully vested at the issuance date, was recognized as an offering cost of the December 2021 PIPE and allocated between the issuance costs of warrants and issuance costs of common stock, based on the allocated proceeds. The Company estimated the fair value of the unit purchase options to be approximately $0.3 million at December 1, 2021 of which $0.2 million was allocated to the issuance costs of warrants and immediately expensed in the consolidated statement of operations and $0.1 million was allocated to the issuance costs of common stock and charged to equity. The fair value was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $127.80, expected volatility of 60.0%, risk free rate of 1.15%, remaining contractual term of 5 years and a dividend yield of 0%.

Private Placement – On May 16, 2022, the Company entered into a Securities Purchase Agreement (“May 2022 PIPE”). In the May 2022 PIPE, the Company issued for the gross cash receipts of $9.4 million (i) 92,500 shares of the common stock, (ii) a warrant to purchase up to 170,950 shares of the common stock (“2022 Purchase Warrant”) and (iii) a warrant to purchase up to 78,450 shares of the common stock (“2022 Pre-Funded Warrant”). The purchase price for one share of common stock (or common stock equivalent) and a warrant to purchase one share of common stock was $55.00. The 2022 Purchase Warrant will be exercisable nine months after the issue date, expires five and one-half years after the issue date and has an exercise price of: $55.40 per share. The Pre-Funded Warrant is exercisable immediately and has a term of exercise equal to five (5) years with a nominal exercise price of $0.02 per share.

Because the warrants are accounted for as liabilities, the May 2022 PIPE proceeds were allocated between the fair value of the warrants with the remaining proceeds allocated to common stock and additional paid in capital.

Exercise of 2022 Pre-Funded Warrant - On July 14, 2022, an investor exercised the 2022 Pre-Funded Warrant and purchased a total of 78,450 shares of common stock at an exercise price of $0.02 per share, resulting in negligible net proceeds.

Exercise of 2021 Purchase Warrant and Issuance of July 2022 Inducement Warrant - On July 26, 2022, the Company entered into the Inducement Letter with the holder of the Company’s 2021 Purchase Warrants (the “Investor”). The 2021 Purchase Warrants were originally issued on December 1, 2021 to purchase up to 142,858 shares of common stock, par value $0.001 per share. The Investor agreed to exercise for cash, the 2021 Purchase Warrants, in exchange for the Company’s agreement to (i) lower the exercise price of the 2021 Purchase Warrants from $105.00 to $32.40 per share and (ii) issue a new warrant (the “Inducement Warrant”) to purchase up to 214,286 shares of common stock. The Company received proceeds of $4.6 million, from the exercise of the 2021 Purchase Warrants and expensed the related issuance costs of $0.3 million. The modification expense associated with the change in fair value due to the repricing of the 2021 Purchase Warrants is recorded as inducement expense. The 2021 Purchase Warrant modification along with the fair value of the inducement warrants of $2.6 million was expensed as warrant inducement expense in the accompanying consolidated statement of operations for the year ended December 31, 2022.

The Inducement Warrant is exercisable on or after January 27, 2023 at a price per share of $33.20 and expires on December 1, 2026.

Adoption of a stockholder rights plan. On October 13, 2022 the Board of Directors (“Board”) authorized and declared a dividend distribution of one Preferred Stock Purchase Right (a “Right”) for each outstanding share of common stock to stockholders of record as of the close of business on October 24, 2022. In addition, one Right will automatically attach to each share of Common Stock issued between the record date of the distribution and the earlier of the distribution date and the expiration date of the Rights. Each Right entitles the registered holder to purchase from the Company a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company at a cash exercise price of $5.00 per Unit, subject to adjustment, under certain conditions. The complete terms of the Rights are set forth in the Stockholder Rights Agreement, dated October 13, 2022, between the Company and Computershare Trust Company, N.A, as Rights agent.

While the stockholder rights plan described above (the “Rights Plan”) is effective immediately, the Rights would become exercisable only if a person or group, or anyone acting in concert with such a person or group, acquires beneficial ownership, as defined in the Rights Agreement, of 20% or more of the Company’s issued and outstanding common stock in a transaction not approved by the Company’s Board of Directors. The Rights Plan will expire on October 13, 2023. Refer to Note 26. Subsequent Events – Settlement Agreement.

Under the Rights Plan, a person or group who beneficially owned 20% or more of the Company’s outstanding Common Stock prior to the first public announcement of the Rights Plan on October 14, 2022 will not trigger the Rights so long as they do not acquire beneficial ownership of any additional shares of Common Stock at a time when they still beneficially own 20% or more of such Common Stock.

F-25

Series A Junior Participating Cumulative Preferred Stock. In connection with the adoption of the Rights Plan, the Board approved a Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock which designates the rights, preferences and privileges of 5,000 shares of Preferred Stock. The Certificate of Designations was filed with the Secretary of State of Delaware and became effective on October 13, 2022.

Exchange Agreement – On October 25, 2022, the Company entered into private exchange agreements with certain holders of options to acquire ordinary shares, nominal value €1.00 per share, of Biofrontera AG, a German stock corporation, pursuant to which the parties agreed to a negotiated private exchange, and closed on a series of private exchanges of 3,148,042 shares of the Company’s common stock in exchange for the AG Options.

Warrants – The following table summarizes information with regard to the IPO Warrants, and the PIPE Warrants, which includes the Inducement and 2022 Pre-Funded Warrants (together, the “Warrants”) share activity for the year ended December 31, 2022:

	Warrant - PIPE	Warrant - IPO*	Total Warrants	Weighted Average Exercise Price
Balance, December 31, 2020	-	-	-	$-
Issued	218,214	207,000	425,214	102.57
Exercised	(75,357)	(132,380)	(207,737)	100.14
Balance, December 31, 2021	142,857	74,620	217,477	99.69
Issued	463,686	-	463,686	35.77
Exercised	(221,307)	-	(221,307)	20.92
Balance, December 31, 2022	385,236	74,620	459,856	$52.29

*	Every 20 IPO warrants are exercisable for one share of Common Stock at an exercise price of $100.00 per share of Common Stock. For financial statement purposes, the warrant shares have been decreased by a factor of 20 to effectively reflect the 1-for-20 reverse stock split. Refer to Note 26. Subsequent Events – Reverse Stock Split. However, prices reflected on The Nasdaq Stock Market, for ticker BRIW warrants are the presplit price.

20. Equity Incentive Plans and Share-Based Payments

2021 Omnibus Incentive Plan

In 2021, our Board of Directors adopted and our shareholders approved, the 2021 Omnibus Incentive Plan (“2021 Plan). Under the original 2021 Plan, 137,500 shares are reserved and authorized for awards and the maximum contractual term is 10 years for stock options issued under the 2021 Plan. On December 12, 2022, the 2021 Plan was amended by our stockholders and the number of shares authorized for awards under the 2021 Plan was increased by 129,490 to 266,990. As of December 31, 2022, there were 154,359 shares available for future awards under the amended 2021 Plan.

Non-qualified stock options

We maintain the 2021 Plan for the benefit of our officers, directors and employees. Employee stock options granted under the 2021 Plan generally vest in equal annual installments over three years and are exercisable for a period of up to ten years from the grant date. Non-employee director options vest in equal monthly installments following the date of grant and will be fully vested on the one-year anniversary of the date of grant. All stock options are exercisable at a price equal to the market value of the common shares underlying the option on the grant date.

The Company recognizes the grant-date fair value of share-based awards granted as compensation expense on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the time of grant using the Black-Scholes option pricing model, which requires the use of inputs and assumptions such as the fair value of the underlying stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield. The Company elects to account for forfeitures as they occur.

The fair value of each option was estimated on the date of the grant using the BSM option pricing model with the following assumptions:

	2022	2021
Expected volatility	55% -70%	55.0%
Expected term (in years)	5.24 - 6.0	6.0
Risk-free interest rate	1.34% - 4.10%	1.34%
Expected dividend yield	0.0%	0.0%

F-26

The weighted average grant-date fair value of options granted during the years ended December 31, 2022 and 2021 was $29.28 and $49.55, respectively.

Share-based compensation expense of approximately $0.8 million was recorded in selling, general and administrative expenses on the accompanying consolidated statement of operations for the year ended December 31, 2022. There was negligible share-based compensation expense for the year ended December 31, 2021.

Options outstanding and exercisable under the employee share option plan as of December 31, 2022 and December 2021, and a summary of option activity during the year then ended is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2020	-	$-
Granted	30,942	$95.40
Exercised	-	$-
Canceled or forfeited	(205)	$95.40
Outstanding at December 31, 2021	30,737	$95.40	9.94	$1,691
Granted	64,572	$48.20
Exercised	-	$-
Canceled or forfeited	(8,358)	$76.11
Outstanding at December 31, 2022	86,951	$62.16	9.27	$1
Exercisable at December 31, 2022	11,166	$85.48	8.99	$-

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that were in the money at December 31, 2022 and December 31, 2021.

As of December 31, 2022, there was $2.2 million of unrecognized compensation cost related to unvested stock options held by employees and directors, which is expected to be recognized over a weighted-average period of approximately 2.3 years.

Share-Based Compensation (RSUs)

Restricted Stock Units (“RSUs”) will vest annually over two years, subject to the recipient’s continued service with the Company through the applicable vesting dates. The fair value of each RSU is estimated based on the closing market price of the Company’s common stock on the grant date.

Share-based compensation expense of $1.0 million and $0.1 million for the RSUs was recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the years ended December 31, 2022 and 2021.

As of December 31, 2022, there was $0.6 million of unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted-average period of approximately 1.4 years. The total fair value of shares vested during the years ended December 31, 2022 and 2021 was $0.8 million and $0.0 million, respectively.

The following table summarizes the activity for RSUs during the year ended December 31, 2022 and December 31, 2021:

	Shares	Weighted Average Grant Date Fair Value
Outstanding balance at December 31, 2020	-	$-
Granted	8,504	95.40
Issued	-	-
Forfeited	-	-
Outstanding balance at December 31, 2021	8,504	$95.40
Awarded	17,176	52.20
Issued	(8,504)	95.40
Forfeited	-	-
Outstanding balance at December 31, 2022	17,176	$52.20

F-27

21. Interest Expense, net

Interest expense, net consists of the following:

	For years ended December 31,
(in thousands)	2022	2021
Interest expense	(12)	(2)
Contract asset interest expense	(358)	(358)
Interest income- related party	165	-
Interest income – other	10	16
Interest expense, net	$(195)	$(344)

Contract asset interest expense relates to the $1.7 million contract asset in connection with the $7.3 million start-up cost financing received from Maruho under the Cutanea acquisition share purchase agreement. The contract asset is amortized on a straight-line basis using a 6% interest rate over the financing arrangement contract term, which ends on December 31, 2023.

Related party interest income relates to the recorded receivable of $6.1 million from Biofrontera AG for its 50% share of the balance of a legal settlement.

22. Other Income, net

Other income, net consists of the following:

	For years ended December 31,
(in thousands)	2022	2021
Reimbursed SPA costs	$-	$539
Other, net	33	150
Other income, net	$33	$689

Other, net, primarily includes gain (loss) on foreign currency transactions and gain on termination of operating leases.

23. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	For years ended December 31,
	2022	2021
Net loss	$(640)	$(37,713)
Weighted average common shares outstanding, basic and diluted	1,056,988	440,412
Net loss per share, basic and diluted	$(0.61)	$(85.63)

The following table sets forth securities that were anti-dilutive for diluted EPS for the periods presented but which could potentially dilute EPS in the future:

December 31,	2022	2021
Common stock warrants	459,856	217,477
Common stock options and RSUs	104,127	39,241
Unit Purchase Options	20,182	20,182

24. Commitments and Contingencies

Facility Leases

The Company leases its corporate headquarters under an operating lease that expires in August 2025. The Company has the option to extend the term of the lease for one five (5) year period upon written notice to the landlord. The extension period has not been included in the determination of the ROU asset or the lease liability as the Company concluded that it is not reasonably certain that it would exercise this option. The Company provided the landlord with a security deposit in the amount of $0.1 million, which was recorded as other assets in the consolidated balance sheets.

F-28

The Company has also entered into a master lease agreement for its vehicles. After an initial non-cancelable twelve-month period each vehicle is leased on a month to month basis. Based on historical retention experience of approximately three years, the vehicles have expiration dates ranging from February 2023 through September 2025.

In calculating the present value of the lease payments, the Company has elected to utilize its incremental borrowing rate based on the original lease term and not the remaining lease term. Given the absence of an outstanding debt agreement, a synthetic credit rating analysis was used in estimating the Company’s IBR. Based on a synthetic credit rating of Ba3 and a term of 3.33 to six years, the IBR was determined to be 6% for leased liabilities at inception and 8.5% for 2022 leased liabilities.

The components of lease expense for the year ended December 31, 2022 was as follows (in thousands except lease term and discount rate):

Lease expense	Operating Leases
Amortization of ROU assets (operating lease cost)	$653
Interest on lease liabilities	99
Total lease expense	$752

Other Information
Operational cash flow used for operating leases	$781
ROU assets obtained in exchange for lease liabilities	234
Weighted -average remaining lease term (in years)	2.54
Weighted -average discount rate	6.31%

Future lease payments under non-cancelable leases as of December 31, 2022 were as follows (in thousands):

Years ending December 31,	Future lease commitments
2023	565
2024	541
2025	349
Thereafter	-
Total future minimum lease payments	$1,455
Less imputed interest	$(109)
Total lease liability	$1,346

Reported as:
Operating lease liability, current	$498
Operating lease liability, non-current	848
Total	1,346

Cutanea payments

We have a contract in which we agreed to repay to Maruho $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up cost financing paid to us in connection with the Cutanea acquisition.

We have filed for arbitration against Maruho with the International Chamber of Commerce (“ICC”) regarding issues with Maruho’s contract manufacturer that were not disclosed at the time of the Agreement and therefore are evaluating the repayment of the $7.3 million of start-up costs. The arbitration notes that Maruho breached the agreement with Cutanea due to the undisclosed manufacturing issues and seeks damages as well as a declaration that we are not obligated to repay Maruho.

We are also obligated to share product profits with Maruho equally from January 1, 2020 through October 30, 2030. Refer to Note 3, Acquisition Contract Liabilities.

F-29

Milestone payments with Ferrer Internacional S.A.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and ii) $4,000,000 upon the first occasion annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. No payments were made in 2022 or 2021 related to Xepi® milestones.

Contingent liability related to shares of Biofrontera AG acquired from Maruho through subscription rights

Dependent on the outcome of legal proceedings between Biofrontera AG and Maruho, the Company may be liable for an additional payout of $0.9 million in relation to the shares of Biofrontera AG acquired from Maruho through a subscription rights agreement. In accordance with ASC 450-20-50-3, Contingencies, we have not accrued any liability associated with the subscription rights purchase, as the liability is not considered probable. Refer to Note 26. Subsequent Events.

Legal proceedings

At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of FASB ASC Topic 450, Contingencies. The Company expenses as incurred the legal costs related to such legal proceedings.

On November 29, 2021, the Company entered into a settlement and release agreement with respect to a lawsuit filed March 23, 2018 in the United States District Court for the District of Massachusetts in which we were alleged to have infringed on certain patents and misappropriated certain trade secrets. In the settlement, the Company and Biofrontera AG together agreed to make an aggregate payment of $22.5 million and engage a forensic expert to destroy data at issue in the litigation to settle the claims in the litigation. The Company will be responsible for $11.25 million of the aggregate settlement amount, plus interest accrued at a rate equal to the weekly average one-year constant maturity Treasury yield and agreed to pay in three annual installments beginning with December 2021.

While Biofrontera AG has agreed to pay fifty percent of the settlement costs, we remain jointly and severally liable to DUSA for the full cash settlement amount, meaning that in the event Biofrontera AG does not pay all or a portion of the amount it owes under the Agreement, DUSA could compel us to pay Biofrontera AG’s share. If either we or Biofrontera AG violates the terms of the settlement agreement, we or Biofrontera AG may be liable for a greater amount. If we become liable for more than our agreed share of the aggregate settlement amount, either of these events could have a material adverse effect on our business, prospects, financial condition and/or results of operations. As of December 31, 2022, the remaining legal settlement liability accrued for was $6.2 million, including the estimated remaining cost of the forensic expert. See Note 8, Other Receivables, Related Party for reimbursement receivable and Note 26, Subsequent Events for additional DUSA claims.

25. Retirement Plan

The Company has a defined-contribution plan under Section 401(k) of Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of employee contributions up to a maximum of 6% of employees’ salary.

For each of the years ended December 31, 2022 and 2021, matching contribution costs paid by the Company were $0.2 million.

F-30

26. Subsequent Events

Loan and Security Agreement with MidCap.

On May 8, 2023, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with MidCap Business Credit LLC, providing us with a revolving line of credit in the aggregate principal amount of up to $6.5 million, subject to a borrowing base. The Loan Agreement allows the Company to request advances thereunder and to use the proceeds of such advances for working capital purposes until the maturity date of May 8, 2026. The Loan Agreement is secured by a lien on substantially all of the assets of the Company, subject to customary exceptions.

Advances under the Loan Agreement shall bear interest at the 30-Day Adjusted Term SOFR Rate, set monthly on the first day of the month based on 30-Day Term SOFR plus a spread adjustment of 15 basis points and subject to a floor of 2.25%, plus 4.00% calculated and charged monthly in arrears. In the event of a called event of default, a default interest rate of 3.00% percent shall be added to the aforementioned rate. Under the terms of the Loan Agreement, amounts available for advances would be subject to a borrowing base, which is a formula based on certain eligible receivables and inventory. The Loan Agreement also includes an Unused Line Fee Rate of 0.375% of the Credit Limit less all outstanding advances, which shall be paid on a monthly basis. Currently, our borrowing capacity is limited to our eligible receivables, pending consent from Biofrontera AG to allow Midcap to obtain title to Biofrontera Inc.’s inventory in the event of bankruptcy.

Settlement Agreement. On April 11, 2023, Biofrontera Inc. and each member of its Board of Directors, in their individual capacities, entered into a settlement agreement (the “Settlement Agreement”) with Biofrontera AG, a significant stockholder of the Company.

Pursuant to the terms of the Settlement Agreement, the major provisions are as follows:

●	the Company and a member of its Board of Directors withdrew their challenges to the resolutions passed at the Biofrontera AG stockholder meeting on January 9, 2023
●	the Company will increase the Board of Directors from five to six members and appoint as a Class I Director a director nominated by Biofrontera AG to fill the vacancy, subject to certain restrictions as described in the Settlement Agreement;
●	the Company will search for an additional director candidate, who is fully independent, to be nominated for election as a Class II Director at the Company’s 2023 annual meeting of stockholders; at which point the Company will increase the size of the Board of Directors to seven members;
●	the Board established a Related Party Transactions Committee to approve all contracts and transactions between the Company and Biofrontera AG, including any of its affiliates;
●	the Company amended on April 26, 2023 that certain Stockholder Rights Agreement dated October 13, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent to increase the threshold of beneficial ownership before being deemed an Acquiring Person, solely with respect to Biofrontera AG, from 20% to 29.96%.
●	In addition, the Settlement Agreement contains provisions to maintain Biofrontera AG’s representation on the Board of Directors as long as it holds at least 20% of the Company’s outstanding common stock and to limit further increases in the size of the Board of Directors or changes to the Company’s stockholder rights plan. Biofrontera AG also agrees, subject to certain conditions, to vote in support of the directors nominated by, and the proposals recommended by, the Board of Directors.

Reverse Stock Split. On May 22, 2023, the Company held virtually a Special Meeting of Shareholders in which shareholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) effect a reverse split at a ratio of not less than 1-for-5 and not greater than 1-for-25 and (ii) if and when the reverse stock split is effected, to decrease the number of authorized shares of the Company’s common stock in the same ratio as is selected for the reverse stock split. The final decision of whether to proceed with the Amendment shall be determined by our board of directors, in its discretion, at any time prior to August 23, 2023, the deadline for regaining compliance with Nasdaq Listing Rule 5550(a)(2).

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On June 28, 2023, the Company, filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to (i) effect the Reverse Stock Split of the Company’s Common Stock, and (ii) effect a related proportional reduction in the number of the Company’s authorized shares of Common Stock from 300,000,000 to 15,000,000 (the “Authorized Share Reduction”).

Pursuant to the Amendment, the Reverse Stock Split and Authorized Share Reduction was effective at 11:59 p.m. on July 3, 2023 (the “Split Effective Time”), and the Common Stock began trading on the Nasdaq Capital Market on a post-split basis on July 5, 2023. The par value and other terms of the Common Stock were not affected.

Licensing Agreement with Optical Tools

On December 2, 2022, the Company entered into the technology transfer agreement with Optical Tools LLC (“Optical Tools”), and Stephen Tobin and Paul Sowyrda (the “Agreement”). The Agreement allowed for the transfer of the assigned patents and trademarks, and upon notification by the Company to Optical Tools, the research and development of certain prototypes.

On May 28, 2023, the Company authorized Optical Tools to design, develop, manufacture, and deliver at least two portable photodynamic therapy lamp prototypes (“PDT Device”) using the technology in the assigned patents. The PDT Device provides illumination, based on different light profiles, to the external skin surface of the human body. The Company shall reimburse Optical Tools for all reasonable out-of-pocket, material and labor costs per the agreement.

As part of the Agreement, Optical Tools will be eligible to receive regulatory and sales milestone payments totaling up to $1.0 million, and royalties of up to 3% of net revenue of certain products developed under this Agreement.

New Board Member

On July 7, 2023, in connection with the Biofrontera AG settlement agreement disclosed above, the board of directors of the Company appointed Heikki Lanckriet to the Board. Mr. Lanckriet will serve as a Class I Director to hold office for a term expiring at the annual meeting of the Company’s stockholders for fiscal year 2025. Mr. Lanckriet’s term as director began upon his appointment at the July 7, 2023 meeting.

Mr. Lanckriet was appointed to the Board upon the nomination of Biofrontera AG, a significant stockholder of the Company, pursuant to a settlement agreement dated as of April 11, 2023, between the Company, each member of its Board of Directors at that time and Biofrontera AG.

Contingent liability related to shares of Biofrontera AG acquired from Maruho through subscription rights relieved in 2023.

In July 2023, AG and Maruho settled the dispute from which the contingent payment obligation of Biofrontera Inc. under the subscription rights agreement could have arisen.

Legal Claim

On September 13, 2023, Biofrontera was served with a complaint filed in United Stated District Court for the District of Massachusetts by DUSA Pharmaceuticals, Inc., Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries LTD (collectively “DUSA” or “Plaintiffs”) in which DUSA alleges breach of contract, violation of the Lanham Act, and unfair trade practices. All claims stem from allegations that Biofrontera has promoted its Ameluz product in a manner that is inconsistent with its approved FDA labeling.

Though this complaint was originally filed in the U.S. District Court for the District of Massachusetts, this matter has been transferred by agreement of the parties to the U.S. District Court for the District of New Jersey.

The Company denies the Plaintiffs’ claims and intends to defend these matters vigorously. Based on the Company’s assessment of the facts underlying the above claims, the uncertainty of litigation and the preliminary stage of the case, the Company cannot estimate the possibility of a material loss, nor the potential range of loss that may result from this action. If the final resolution of the matter is adverse to the Company, it could have a material impact on the Company’s financial position, results of operations, or cash flows.

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